UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 21, 2011
(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

P.O. Box 619100, Dallas, Texas	75261-9100
(Address of principal executive offices)	(Zip Code)

(972) 281-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

Attached as Exhibit 99.1 is a copy of the press release of Kimberly-Clark Corporation (the “Corporation”), dated January 25, 2011, reporting the Corporation’s results of operations for the quarter and full year ended December 31, 2010.

The information, including exhibits attached hereto, in Item 2.02 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities

On January 21, 2011, the Corporation adopted a pulp and tissue restructuring plan in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  The restructuring is expected to be completed by the end of 2012 and will involve the streamlining, sale or closure of 5 to 6 of the Corporation’s manufacturing facilities around the world.  In conjunction with these actions, the Corporation will be exiting certain non-strategic products, primarily non-branded offerings, and transferring some production to lower-cost facilities in order to improve overall profitability and returns.  Facilities that will be impacted by the restructuring include the Corporation’s pulp and tissue facility in Everett, Washington and the two facilities in Australia that manufacture pulp and tissue.

The restructuring will commence in the first quarter of 2011 and is expected to be completed by December 31, 2012. The restructuring is expected to result in cumulative charges of approximately $400 to $600 million before tax ($280 to $420 million after tax) over that period. The Corporation anticipates that the charges will fall into the following categories and approximate dollar ranges: workforce reduction costs ($50 to $100 million); incremental depreciation ($300 to $400 million); and other associated costs ($50 to $100 million).  Cash costs related to the streamlining of operations, sale or closure, relocation of equipment, severance and other expenses are expected to account for approximately 25 percent to 50 percent of the charges.  Noncash charges will consist primarily of incremental depreciation.

As a result of the restructuring, the Corporation expects that by 2013 annual net sales will be reduced by $250 to $300 million and operating profit will increase by at least $75 million.  Most of the restructuring will impact the consumer tissue business segment.

Item 8.01. Other Events.

On January 25, 2011, the Corporation announced that it intends to repurchase $1.5 billion of outstanding shares of its common stock in 2011 through open market purchases, subject to market conditions.

In connection with these share repurchases, the Corporation’s Board of Directors also authorized a new share repurchase program, pursuant to which the Corporation is authorized to repurchase 50 million shares of the Corporation’s common stock in the open market.  This authorization is incremental to the approximate 19.2 million shares that were available to be repurchased as of December 31, 2010 pursuant to the current share repurchase program authorized in July 2007.

Attached as Exhibit 99.1 is a copy of the press release of the Corporation, dated January 25, 2011, providing additional information regarding the Corporation’s share repurchase programs.

This Current Report on Form 8-K does not constitute an offer of any securities for sale.

Forward Looking Statements.

This Current Report on Form 8-K, including the exhibits filed or furnished with this Form 8-K, may contain forward-looking statements that are based upon management’s expectations and beliefs concerning future events impacting the Corporation.  Certain matters contained herein concerning the business outlook, including anticipated costs, scope, timing and effects of the pulp and tissue restructuring plan, raw material and energy costs, market demand and economic conditions, anticipated currency rates and exchange risk, anticipated impact of acquisitions, cost savings, changes in finished product selling prices, cash flow and uses of cash, capital spending, marketing, research and innovation spending, anticipated financial and operating results, contingencies and anticipated transactions of the Corporation constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the Corporation.  There can be no assurance that these future events will occur as anticipated or that the Corporation’s results will be as estimated.  For a description of certain factors that could cause the Corporation’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 entitled “Risk Factors.”

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. 99.1   Press release issued by Kimberly-Clark Corporation on January 25, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date: January 25, 2011	By: /s/ Mark A. Buthman
Mark A. Buthman
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No. 99.1     Press release issued by Kimberly-Clark Corporation on January 25, 2011.